Exhibit 99.2 Investor Relations Contacts Kate Sidorovich (415) 445-3236 kate@marketstreetpartners.com

Jazz Technologies, Inc. Explores Strategic Alternatives to Enhance Stockholder Value

Newport Beach, CA - (February 11, 2008) - Jazz Technologies (Amex: JAZ) today announced it has initiated a review of strategic alternatives to enhance stockholder value. To assist the company in its analysis and consideration of various strategic alternatives, the board of directors has retained UBS Securities LLC as its financial adviser.

There can be no assurance that any corporate action will result from the company's review of strategic alternatives. The company undertakes no obligation to make any further announcement regarding its exploration of alternatives unless and until its board of directors has approved a specific alternative or the company has entered into a definitive agreement providing for the completion of a transaction.

About Jazz Technologies and Jazz Semiconductor
Jazz Technologies™ (AMEX: JAZ) is the parent company of its wholly owned subsidiary, Jazz Semiconductor, Inc.  Jazz Semiconductor® is an independent wafer foundry focused primarily on specialty CMOS process technologies, including High Voltage CMOS, SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog intensive mixed-signal semiconductor devices. The company's specialty process technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz Semiconductor’s customers target the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz Semiconductor's U.S. wafer fabrication facilities, and its and Jazz Technologies’ executive offices, are located in Newport Beach, CA.     For more information, please visit and http://www.jazztechnologies.com and http://www.jazzsemi.com.

Forward-looking Statements
This press release, and other statements Jazz Technologies or Jazz Semiconductor may make, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to expected purchases under the stock and warrant repurchase program. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “expect,” “anticipate,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” “result” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Jazz Technologies’ filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made.